UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 5, 2010

(Date of Earliest Event Reported)

West Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21771	47-0777362
(Commission File Number)	(I.R.S. Employer Identification No.)

11808 Miracle Hills Drive, Omaha, Nebraska 68154

(Address of principal executive offices)

Registrant’s telephone number, including area code: (402) 963-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

1. Amended and Restated Senior Secured Credit Facilities

On October 5, 2010, West Corporation (“West” or the “Company”), certain domestic subsidiaries of West, as borrowers and/or guarantors, Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, and the various lenders party thereto modified the Company’s senior secured credit facilities (“Senior Secured Credit Facilities”) by entering into a Restatement Agreement (the “Restatement Agreement”), amending and restating the Company’s Credit Agreement, dated as of October 24, 2006, by and among West, Wells Fargo, as successor administrative agent and the various lenders party thereto, as lenders, (as so amended and restated, the “Restated Credit Agreement”).

In connection with the Restated Credit Agreement, West has extended the maturity of approximately $158 million of its $250 million senior secured revolving credit facility (and received approximately $43 million of additional senior secured revolving credit facility commitments for the extended term) from October 2012 to January 2016 (or July 15, 2014, under certain circumstances related to the amount of outstanding senior notes as of such date and the senior secured leverage ratio in effect as of such date) and the interest rate margins of such extended maturity revolving credit loans have been increased. The interest rate margins for the extended maturity revolving credit loans are based on the Company’s leverage ratio based on a grid, which ranges from 2.75% to 3.50% for LIBOR rate loans (as of October 5, 2010, LIBOR plus 3.00%), and from 1.75% to 2.50% for base rate loans (as of October 5, 2010, base rate plus 2.00%).

In connection with the Restated Credit Agreement, West has also extended the maturity date for $500 million of its existing term loans from October 24, 2013 to July 15, 2016 (or July 15, 2014, under certain circumstances related to the amount of outstanding senior notes as of such date and the senior secured leverage ratio in effect as of such date) and the interest rate margins of such extended term loans have been increased. The interest rate margins for the extended term loans are based on the Company’s corporate debt rating based on a grid, which ranges from 4.00% to 4.625% for LIBOR rate loans (as of October 5, 2010, LIBOR plus 4.25%), and from 3.00% to 3.625% for base rate loans (as of October 5, 2010, base rate plus 3.25%). The Restated Credit Agreement also provided for an increase to the interest rate margins of approximately $985 million of its term loans previously extended to July 2016. The modified interest rate margins of the previously extended term loans match the interest rate margins for the newly extended term loans.

The Restated Credit Agreement also modified the financial covenants and certain covenant baskets. In particular, the Company is required to comply on a quarterly basis with a maximum total leverage ratio covenant and a minimum interest coverage ratio covenant. Pursuant to the Restated Credit Agreement, the total leverage ratio of consolidated total debt to Adjusted EBITDA may not exceed 5.75 to 1.0 at September 30, 2010 and the interest coverage ratio of Adjusted EBITDA to the sum of consolidated interest expense must be not less than 2.00 to 1.0 at September 30, 2010. The total leverage ratio will become more restrictive over time (adjusted periodically until the maximum leverage ratio reaches 5.00 to 1.0 in 2012).

2. Senior Indenture and Senior Notes due 2018

General

On October 5, 2010, the Company issued $500 million aggregate principal amount of 8 5/8% senior notes that mature on October 1, 2018 (the “Senior Notes”). The Senior Notes were issued pursuant to an indenture dated October 5, 2010 (the “Senior Indenture”), by and among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee. West has used the proceeds from the issue and the sale of the Senior Notes to repay existing term debt due October 2013 under the Senior Secured Credit Facilities.

Guarantees

The Senior Notes are guaranteed, jointly and severally, on an unsecured senior basis, by each of the Company’s domestic wholly-owned subsidiaries that guarantees the Senior Secured Credit Facilities. Any of the Company’s subsidiaries that is released as a guarantor of the Senior Secured Credit Facilities will automatically be released as a guarantor of the Senior Notes.

Ranking

The Senior Notes are the Company’s unsecured senior obligations and rank senior in right of payment to all of the Company’s existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the Senior Notes; rank equally in right of payment to all of the Company’s existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the Senior Notes; are effectively subordinated in right of payment to all of the Company’s existing and future secured debt (including obligations under the Senior Secured Credit Facilities), to the extent of the value of the assets securing such debt; and are structurally subordinated to all obligations of each of the Company’s subsidiaries that is not a guarantor of the Senior Notes.

Similarly, the Senior Note guarantees are the unsecured senior obligations of the guarantors and rank senior in right of payment to all of the applicable guarantor’s existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the Senior Notes; rank equally in right of payment to all of the applicable guarantor’s existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the applicable guarantor’s guarantee of the Senior Notes; are effectively subordinated in right of payment to all of the applicable guarantor’s existing and future secured debt (including such guarantor’s guarantee under the Senior Secured Credit Facilities), to the extent of the value of the assets securing such debt; and are structurally subordinated to all obligations of any subsidiary of a guarantor that is not also a guarantor of the Senior Notes.

Optional Redemption

At any time prior to October 1, 2014, the Company may redeem all or a part of the Senior Notes, including Additional Senior Notes (as defined in the Senior Indenture), at a redemption price equal to 100% of the principal amount of Senior Notes redeemed plus the Applicable Premium (as defined in the Senior Indenture) as of, and accrued and unpaid interest and all additional interest then owing pursuant to the registration rights agreement (the “Additional Interest”), if any, to the date of redemption, subject to the rights of holders of Senior Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after October 1, 2014, the Company may redeem the Senior Notes, including Additional Senior Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the Senior Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable date of redemption, subject to the right of holders of Senior Notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 1 of each of the years indicated below:

Year	Percentage
2014	104.313%
2015	102.156%
2016 and thereafter	100.000%

In addition, until October 1, 2013, the Company may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of Senior Notes, including Additional Senior Notes, issued by it at a redemption price equal to 108.625% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable date of redemption, subject to the right of holders of Senior Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings (as defined in the Senior Indenture); provided that at least 65% of the sum of the aggregate principal amount of Senior Notes originally issued under the Senior Indenture and any Additional Senior Notes issued under the Senior Indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

Change of Control

If the Company experiences a Change in Control (as defined in the Senior Indenture), the Company must give holders of the Senior Notes the opportunity to sell to the Company their notes at 101% of their face amount, plus accrued and unpaid interest.

Covenants

The Senior Indenture contains covenants limiting, among other things, the Company’s ability and the ability of the Company’s restricted subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on, make distributions in respect of or repurchase the Company’s capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of the Company’s assets;

•	enter into certain transactions with the Company’s affiliates; and

•	designate the Company’s subsidiaries as unrestricted subsidiaries.

Events of Default

The Senior Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such Senior Notes to become or to be declared due and payable.

3. Registration Rights Agreements

On October 5, 2010, the Company entered into a registration rights agreement with respect to the Senior Notes (the “Registration Rights Agreement”) described above in Section 2 of this Item 1.01. Pursuant to the Registration Rights Agreement, the Company has agreed that it will use its reasonable best efforts to register with the Securities and Exchange Commission notes having substantially identical terms as the Senior Notes as part of an offer to exchange freely tradable exchange notes for the Senior Notes (the “Exchange Offer”).

The Company is required to use its reasonable best efforts to cause the Exchange Offer to be completed or, if required, to have a shelf registration statement declared effective, within 365 days after the issue date of the Senior Notes.

If the Company fails to meet this target (a “Registration Default”), the annual interest rate on the Senior Notes will increase by 0.25%. The annual interest rate on the Senior Notes will increase by an additional 0.25% for each subsequent 90-day period during which the Registration Default continues, up to a maximum additional interest rate of 1.0% per year over the applicable interest rate described above. If the Registration Default is corrected, the applicable interest rate on the Senior Notes will revert to the original level.

The foregoing descriptions of each of the Restatement Agreement, the Restated Credit Agreement, the Senior Indenture and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of each of the Restatement Agreement, the Restated Credit Agreement, the Senior Indenture and the Registration Rights Agreement, which are filed as Exhibits 10.1-10.4, respectively, to this current report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Restatement Agreement (the “Restatement Agreement”), dated as of October 5, 2010, by and among Wells Fargo Bank, National Association, as administrative agent, West Corporation (“West”), certain domestic subsidiaries of West and the lenders party thereto (Exhibit A, the Amended and Restated Credit Agreement, is included as Exhibit 10.2)

10.2	Amended and Restated Credit Agreement, dated as of October 5, 2010, by and among West, certain domestic subsidiaries of West, Wells Fargo Bank, National Association, as administrative agent, Deutsche Bank Securities Inc. and Bank of America, N.A., as syndication agents, Wells Fargo Bank, National Association and General Electric Capital Corporation, as co-documentation agents, Wells Fargo Securities, LLC and Deutsche Bank Securities Inc., as joint lead arrangers, Wells Fargo Securities, LLC and Deutsche Bank Securities Inc., as joint bookrunners, and the lenders party thereto, adopted pursuant to the Restatement Agreement

10.3	Indenture, dated as of October 5, 2010, among West, the guarantors named on the signature pages thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, with respect to the 8 5/8% senior notes due 2018

10.4	Registration Rights Agreement, dated as of October 5, 2010, among West, the guarantors named on the signature pages thereto and Deutsche Bank Securities, Inc., Wells Fargo Securities, LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CORPORATION

Dated: October 5, 2010	By:	/s/ Paul M. Mendlik
Paul M. Mendlik
Chief Financial Officer